SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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☑     Definitive Proxy Statement

☐     Definitive Additional Materials

☐     Soliciting Material Pursuant to Rule 14a-12

The Pepsi Bottling Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement)

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The Pepsi Bottling Group, Inc.

One Pepsi Way
Somers, New York 10589

March 31, 2006

Dear Fellow Shareholders:

      On behalf of your Board of Directors, we are pleased to invite you to attend the 2006 Annual Meeting of Shareholders of The Pepsi Bottling Group, Inc. (the “Company”). This meeting will be held on Wednesday, May 24, 2006, at 10:00 a.m. Eastern Daylight Time, at the Company’s headquarters located at One Pepsi Way in Somers, New York.

      At this meeting, you will be asked to elect the Company’s Directors and ratify the appointment, by the Audit and Affiliated Transactions Committee, of Deloitte & Touche LLP as the Company’s independent auditors to audit the Company’s financial statements for 2006. The enclosed notice and proxy statement contain details about the business to be conducted at the meeting. To assure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted at the meeting.

      If you plan to attend the meeting, please check the “Annual Meeting” box on your proxy card so that we may send you an admission card.

Sincerely,

John T. Cahill
Chairman of the Board and Chief Executive Officer

The Pepsi Bottling Group, Inc.

One Pepsi Way
Somers, New York 10589

Notice of Annual Meeting of Shareholders

To Our Shareholders:

      The Pepsi Bottling Group, Inc. (“PBG” or the “Company”) will hold its Annual Shareholders’ Meeting at its headquarters at One Pepsi Way, Somers, New York, on Wednesday, May 24, 2006, at 10:00 a.m. Eastern Daylight Time to:

-	Elect the Company’s directors;

-	Ratify the appointment by the Audit and Affiliated Transactions Committee of Deloitte & Touche LLP as the Company’s independent auditors to audit the Company’s financial statements for 2006; and

-	Transact any other business that may properly come before the Annual Meeting.

      If you own shares of PBG Capital Stock as of the close of business on March 30, 2006 (the “Record Date”), you can vote those shares by proxy or at the Annual Meeting. If you plan to attend the Annual Meeting, you must request an admission card by checking the appropriate box on your proxy card.

      THE HOLDERS OF RECORD OF OUTSTANDING SHARES OF THE COMPANY’S CAPITAL STOCK ENTITLED TO CAST A MAJORITY OF ALL VOTES AT THE ANNUAL MEETING MUST BE PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE ANNUAL MEETING IN ORDER TO HOLD THE MEETING. ANY SHAREHOLDER RETURNING A PROXY MAY REVOKE IT AT ANYTIME BEFORE THE PROXY IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY EITHER A NOTICE OF REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. THE POWERS OF THE PROXY HOLDERS WILL BE SUSPENDED IF YOU ATTEND THE MEETING IN PERSON AND SO REQUEST, ALTHOUGH ATTENDANCE AT THE MEETING WILL NOT BY ITSELF REVOKE A PREVIOUSLY GRANTED PROXY.

      WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD AND SIGN, DATE AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED.

By Order of the Board of Directors,

Steven M. Rapp
Secretary

March 31, 2006

The Pepsi Bottling Group, Inc.
Somers, New York 10589

March 31, 2006

PROXY STATEMENT

For The Annual Meeting To Be Held On

May 24, 2006

      The Board of Directors of The Pepsi Bottling Group, Inc., a Delaware corporation (“PBG” or the “Company”), is soliciting proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 10:00 a.m. Eastern Daylight Time, on Wednesday, May 24, 2006, at PBG’s headquarters, One Pepsi Way, Somers, New York, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, and at any adjournment of the Annual Meeting. We are sending this Proxy Statement in connection with the proxy solicitation.

      PBG will commence mailing this Proxy Statement to shareholders on or about April 4, 2006.

GENERAL INFORMATION ABOUT THE MEETING

      Quorum and Voting Requirements. The presence in person or by proxy of shareholders holding as of March 30, 2006 (the “Record Date”) the outstanding shares of the Company’s Capital Stock (defined below), which are entitled to cast a majority of all votes that could be cast at the Annual Meeting, will constitute a quorum for the transaction of all business at the Annual Meeting. A shareholder voting for the election of Directors may withhold authority to vote for all or certain nominees. A shareholder may also abstain from voting on the other matters presented for shareholder vote. Votes withheld from the election of any nominee for Director and abstentions from any other proposal will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on a matter. If a shareholder holds shares through a broker, bank or other nominee (“broker”), generally the broker may vote the shares it holds in accordance with instructions received. If a shareholder does not give instructions to a broker, the broker can vote the shares it holds with respect to “discretionary” or routine proposals under the rules of the New York Stock Exchange (“NYSE”). A broker cannot vote shares with respect to non-discretionary proposals for which a shareholder has not given instruction. Both proposals to be voted on at the Annual Meeting are considered “discretionary” proposals and therefore may be voted upon by your broker even if you do not instruct your broker.

      Only shareholders of record as of the Record Date are entitled to vote at the Annual Meeting. Any shareholder returning a proxy may revoke it at anytime before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy. Any proxy not revoked will be voted as specified by the shareholder. If no choice is indicated, a proxy will be voted in accordance with the Board of Directors’ recommendations. Under Delaware law, no appraisal rights will be available to dissenters in connection with matters to be acted upon at the Annual Meeting.

      PBG “Capital Stock” includes both Common Stock and Class B Common Stock. As of the Record Date, there were 235,373,293 shares of PBG Common Stock outstanding and 100,000 shares of Class B Common Stock outstanding. Each share of Common Stock entitles the holder to one vote on each matter presented at the Annual Meeting. The holders of Class B Common Stock are entitled to 250 votes per share. All outstanding shares of Class B Common Stock are held by PepsiCo, Inc. (“PepsiCo”).

      Admission to Annual Meeting. If you are a registered owner and plan to attend the Annual Meeting in person, please check the “Annual Meeting” box on the proxy card so that we may send you an admission card. A beneficial owner who plans to attend the Annual Meeting may obtain an admission ticket in advance by sending a written request with proof of ownership (such as a bank or brokerage firm account statement) to the Company’s transfer agent, The Bank of New York, 101 Barclay Street, New York, New York 10286 Attention: Stock Transfer Administration Department. Admittance to the Annual Meeting will be based upon availability of seating.

      Shareholders who do not present admission tickets at the Annual Meeting will be admitted upon verification of ownership at the admissions desk.

ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

      The Board of Directors proposes the following eleven nominees for election as Directors at the Annual Meeting. The Directors will hold office from election until the next Annual Meeting of Shareholders, or until their successors are elected and qualified.

      LINDA G. ALVARADO, 53, was elected to PBG’s Board in March 1999. She is the President and Chief Executive Officer of Alvarado Construction, Inc., a general contracting firm specializing in commercial, industrial, environmental and heavy engineering projects, a position she assumed in 1976. Ms. Alvarado is also a director of Pitney Bowes, Inc., Qwest Communications International, Inc., Lennox International and 3M Company.

      BARRY H. BERACHA, 64, was elected to PBG’s Board in March 1999. Prior to his retirement in June 2003, Mr. Beracha most recently served as an Executive Vice President of Sara Lee Corporation and Chief Executive Officer of Sara Lee Bakery Group since August 2001. Mr. Beracha was the Chairman of the Board and Chief Executive Officer of The Earthgrains Company from 1993 to August 2001. Earthgrains was formerly part of Anheuser-Busch Companies, where Mr. Beracha served from 1967 to 1996. From 1979 to 1993, he held the position of Chairman of the Board of Anheuser-Busch Recycling Corporation. From 1976 to 1995, Mr. Beracha was also Chairman of the Board of Metal Container Corporation. Mr. Beracha is also a director of McCormick & Co., Inc. and Chairman of the Board of Trustees of St. Louis University.

      JOHN T. CAHILL, 48, was elected to PBG’s Board in January 1999 and became Chairman of the Board in January 2003. He has been our Chief Executive Officer since September 2001. Previously, Mr. Cahill served as our President and Chief Operating Officer. Mr. Cahill served as our Executive Vice President and Chief Financial Officer from 1998 to August 2000 prior to becoming our President and Chief Operating Officer in August 2000. He was Executive Vice President and Chief Financial Officer of the Pepsi-Cola Company from April 1998 to November 1998. Prior to that, Mr. Cahill was Senior Vice President and Treasurer of PepsiCo, having been appointed to that position in April 1997. In 1996, he became Senior Vice President and Chief Financial Officer of Pepsi-Cola North America. Mr. Cahill joined PepsiCo in 1989 and held several other senior financial positions through 1996. Mr. Cahill is also a director of the Colgate-Palmolive Company.

      IRA D. HALL, 61, was elected to PBG’s Board in March 2003. From 2002 until his retirement in late 2004, Mr. Hall was President and Chief Executive Officer of Utendahl Capital Management, LP. From 1999 to 2001, Mr. Hall was Treasurer of Texaco Inc. and General Manager, Alliance Management for Texaco Inc. from 1998 to 1999. From 1985 to 1998, Mr. Hall held several positions with International Business Machines. Mr. Hall is also a director of Ameriprise Financial, Inc., Praxair, Inc. and The Reynolds and Reynolds Company.

      THOMAS H. KEAN, 70, was elected to PBG’s Board in March 1999. Mr. Kean heads THK Consulting, LLC, a private consulting firm. Previously, Mr. Kean served as the President of Drew University from 1990 to 2005 and was the Governor of the State of New Jersey from 1982 to 1990. Mr. Kean is also a director of Amerada Hess Corporation, Aramark Corporation, CIT Group, Inc., Franklin Resources, Inc. and UnitedHealth Group, Inc. Mr. Kean was also Chairman of The National Commission on Terrorist Attacks upon the United States.

      SUSAN D. KRONICK, 54, was elected to PBG’s Board in March 1999. Ms. Kronick became Vice Chairman of Federated Department Stores in February 2003. Previously, she had been Group President of Federated Department Stores since April 2001. From 1997 to 2001, Ms. Kronick was the Chairman and Chief Executive Officer of Burdines, a division of Federated Department Stores. From 1993 to 1997, Ms. Kronick served as President of Federated’s Rich’s/ Lazarus/ Goldsmith’s division. She spent the previous 20 years at Bloomingdale’s, where her last position was as Senior Executive Vice President and Director of Stores.

      BLYTHE J. McGARVIE, 49, was elected to PBG’s Board in March 2002. Ms. McGarvie is President of Leadership for International Finance, a private consulting firm providing leadership seminars for corporate and academic groups. From 1999 to December 2002, Ms. McGarvie was Executive Vice President and Chief Financial Officer of BIC Group. From 1994 to 1999, Ms. McGarvie served as Senior Vice President and Chief Financial Officer of Hannaford Bros. Co. Ms. McGarvie is a Certified Public Accountant and has also held senior financial positions at Sara Lee Corporation, Kraft General Foods, Inc. and Pizza Hut, Inc. Ms. McGarvie is also a director of Accenture Ltd., Lafarge North America, Inc. and The St. Paul Travelers Companies, Inc.

      MARGARET D. MOORE, 58, was elected to PBG’s Board in January 2001. Ms. Moore is Senior Vice President, Human Resources of PepsiCo, a position she assumed at the end of 1999. From November 1998 to December 1999, she was Senior Vice President and Treasurer of PBG. Prior to joining PBG, Ms. Moore spent 25 years with PepsiCo in a number of senior financial and human resources positions.

      JOHN A. QUELCH, 54, was elected to PBG’s Board in January 2005. Mr. Quelch has been Senior Associate Dean and Lincoln Filene Professor of Business Administration at Harvard Business School since 2001. From 1998 to 2001, Mr. Quelch was Dean of the London Business School. Prior to that he was an Assistant Professor, an Associate Professor and a full Professor of Business Administration at Harvard Business School from 1979 to 1998. Mr. Quelch is also a Director of WPP Group plc and Inverness Medical Innovations, Inc.

      ROGELIO REBOLLEDO, 61, was elected to PBG’s Board in May 2004 and was appointed President and Chief Executive Officer of PBG Mexico in January 2004. From 2000 to 2003, Mr. Rebolledo was President and Chief Executive Officer of Frito-Lay International (“FLI”), a subsidiary of PepsiCo, Inc., operating in Latin America, Asia Pacific, Australia, Europe, Middle East and Africa. From 1997 to 2000, Mr. Rebolledo was the President of the Latin America/ Asia Pacific region for FLI. Mr. Rebolledo joined PepsiCo, Inc. in 1976 and held several senior positions including serving as President and Chief Executive Officer of the Latin America Region of PepsiCo Foods International (“PFI”) and President of the Sabritas, Gamesa, Brazil and Spain PFI operations. In May 2006, Mr. Rebolledo will become a director of Applebee’s International, Inc.

      CLAY G. SMALL, 56, was elected to PBG’s Board in May 2002. Mr. Small is Senior Vice President and Managing Attorney of PepsiCo, Inc. From 1997 to February 2004, Mr. Small was Senior Vice President and General Counsel of Frito-Lay, Inc., a subsidiary of PepsiCo. Mr. Small joined PepsiCo as an attorney in 1981. He served as Vice President and Division Counsel of the Pepsi–Cola Company from 1983 to 1987 and Senior Vice President and General Counsel of Pizza Hut, Inc. from 1987 to 1997.

      If any of these nominees for Director becomes unavailable, the persons named in the enclosed proxy intend to vote for any alternate designated by the present Board. All of the incumbent Directors attended the 2005 Annual Meeting of Shareholders. Barring special circumstances, all Directors are expected to be present at the 2006 Annual Meeting of Shareholders.

      The Board of Directors recommends a vote FOR all of the above-named nominees for election as Directors.

CORPORATE GOVERNANCE

      The Board of Directors of PBG is committed to transparency in financial reporting and a high level of corporate governance. PBG adheres to the following governance policies and practices which we believe are in full compliance with the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) and the NYSE.

      Director Independence. In January 2005, the Board adopted a revised Director Independence Policy to determine the independence of each member of the Board in accordance with the revised NYSE corporate governance rules and applicable SEC rules. Each Director affirmatively determined by the Board to have met the standards set forth in the PBG Director Independence Policy is referred to herein as an “Independent Director”. The PBG Director Independence Policy is attached as Appendix A to this Proxy Statement and is posted on the PBG website at http://www.pbg.com under Investor Relations-Company Information-Corporate Governance. The Board has determined that the following Board members are Independent Directors: Linda G. Alvarado, Barry H. Beracha, Ira D. Hall, Thomas H. Kean, Susan D. Kronick, Blythe J. McGarvie and John A. Quelch.

      All members of the Audit and Affiliated Transactions Committee, Nominating and Corporate Governance Committee and Compensation and Management Development Committee are Independent Directors.

      Corporate Governance Principles and Practices. PBG initially adopted a statement of Corporate Governance Principles and Practices in 1999. The statement was revised by the Board in March 2004 to comply with the NYSE corporate governance rules. The revised statement of Corporate Governance Principles and Practices is posted on the PBG website at http://www.pbg.com under Investor Relations-Company Information-Corporate Governance and is available in print to any PBG shareholder upon request

      Worldwide Code of Conduct. PBG initially adopted a Worldwide Code of Conduct in 2000. The Code was revised by the Board in March 2003 to comply with the NYSE corporate governance rules. The Worldwide Code of Conduct applies to all Directors and employees of PBG, including the Chief Executive Officer, the Chief Financial Officer and the Controller. The Worldwide Code of Conduct is posted on the PBG website at http://www.pbg.com under Investor Relations-Company Information-Corporate Governance and is available in print to any PBG shareholder upon request. PBG intends to post on its website any material amendments to its Worldwide Code of Conduct and the description of any waiver from a provision of the Code of Conduct granted by the Board to any Director or executive officer of PBG within four business days after such amendment or waiver.

      Communications with the Board of Directors. Shareholders and other interested parties who wish to communicate directly with any of the PBG Directors, or the non-management Directors as a group, may do so by writing to the Board of Directors, The Pepsi Bottling Group, Inc., One Pepsi Way, Somers, NY 10589. All communications will be received, sorted and summarized by the General Counsel, as agent for the non-management Directors. Communications relating to PBG’s accounting, internal accounting controls or auditing matters will be referred to the Chair of the Audit and Affiliated Transactions Committee. Other communications will be referred to the Presiding Director of the Board or to such other non-management Director as may be appropriate. Communications may be submitted anonymously or confidentially.

      Meetings of the Board of Directors. PBG’s Board of Directors held five regular meetings and one telephonic meeting during fiscal year 2005. Attendance by incumbent Directors at all Board and Committee meetings was approximately 97%.

      In 2005, all Board meetings, other than the one telephonic Board meeting, included separate executive sessions with only non-management Directors present and Independent Directors present. Executive sessions are chaired by our Presiding Director, Thomas H. Kean, the Chair of the Nominating and Corporate Governance Committee, or by another Director as determined by the Board.

      Committees of the Board of Directors. The Board of Directors has three standing Committees: Audit and Affiliated Transactions, Compensation and Management Development, and Nominating and Corporate Governance. The table below indicates the members of each committee. All members of each committee are Independent Directors.

	Audit and Affiliated	Compensation and	Nominating and
Name	Transactions	Management Development	Corporate Governance

Linda G. Alvarado		X	X

Barry H. Beracha	Chair	X

John T. Cahill

Ira D. Hall	X	X

Thomas H. Kean*		X	Chair

Susan D. Kronick	X	Chair

Blythe J. McGarvie**	X	X

Margaret D. Moore

John A. Quelch		X	X

Rogelio Rebolledo

Clay G. Small

*	Mr. Kean is the Presiding Director of our Board.

**	Ms. McGarvie serves as the financial expert on the Audit and Affiliated Transactions Committee.

      The Audit and Affiliated Transactions Committee. The Audit and Affiliated Transactions Committee acts under a written charter that has been approved by the Board of Directors and complies with the NYSE corporate governance rules and applicable SEC rules and regulations. The charter is posted on the PBG website at http://www.pbg.com under Investor Relations-Company Information-Corporate Governance and is available in print to any PBG shareholder upon request. The Board of Directors has determined that each member of the Audit and Affiliated Transactions Committee is financially literate and that Ms. McGarvie is qualified to serve as the Audit and Affiliated Transactions Committee’s “financial expert” (as the term is defined by SEC regulations). A brief description of Ms. McGarvie’s work experience is included on page 3. Members of the Audit and Affiliated Transactions Committee do not receive any compensation from the Company other than their compensation as a Director as described under Directors’ Compensation in this Proxy Statement.

      The Audit and Affiliated Transactions Committee’s primary responsibilities are to: (i) oversee the quality and integrity of the Company’s financial statements; (ii) appoint (subject to shareholder ratification), compensate, evaluate (including evaluating independence) and, where appropriate, terminate the independent auditors; (iii) oversee the work of the independent auditors and ensure that they report directly to the Committee; (iv) pre-approve all audit, audit-related and non-audit services to be provided by the independent auditors and approve fees to be paid for such services; (v) review and monitor the performance of the internal audit department; (vi) review the adequacy of the Company’s internal controls and disclosure controls; (vii) discuss the Company’s risk assessment and risk management policies; (viii) review the Company’s earnings releases and periodic reports filed with the SEC; (ix) provide an open avenue of communication among the independent auditors, senior management, the internal audit department and the Board; (x) monitor the Company’s compliance with applicable laws and regulations and with PBG’s Worldwide Code of

Conduct; (xi) establish procedures for the Committee to receive, retain and respond to complaints regarding accounting, internal accounting controls and auditing matters, as well as for confidential, anonymous submission by employees of concerns related to questionable accounting or auditing matters; and (xii) report to shareholders in the proxy statement on those matters required by SEC rules. The Audit and Affiliated Transactions Committee also reviews transactions between the Company and PepsiCo, or any entity in which PepsiCo has a 20% or greater interest, that are outside the ordinary course of business and have a value of more than $10 million. The Audit and Affiliated Transactions Committee annually assesses its performance and effectiveness. The Audit and Affiliated Transactions Committee held five regular meetings and three telephonic meetings during fiscal 2005. At each regular meeting, the Audit and Affiliated Transactions Committee met with the Company’s independent auditors, in executive session. In addition, the Audit and Affiliated Transactions Committee met four times with PBG’s Chief Financial Officer and three times with PBG’s Director of Internal Audit in 2005. The report of the Audit and Affiliated Transactions Committee is included on page 21.

      The Compensation and Management Development Committee. The Compensation and Management Development Committee acts under a written charter that has been approved by the Board of Directors and complies with the NYSE corporate governance rules. The charter is posted on the PBG website at http://www.pbg.com under Investor Relations-Company Information-Corporate Governance and is available in print to any PBG shareholder upon request. The Compensation and Management Development Committee’s primary responsibilities are to: (i) ensure that the Company’s executive compensation programs are appropriately competitive, support organization objectives and shareholder interests and provide linkage between compensation and both individual and company performance; (ii) approve and, where appropriate, recommend to the shareholders for approval annual and long-term executive compensation plans and any changes in such plans; (iii) in cooperation with the Nominating and Corporate Governance Committee, advise the Board in its evaluation of the performance of the Chairman and CEO and approve the base salary of the Chairman and CEO; (iv) approve annual performance goals and objectives and maximum annual incentive awards for the Chairman and CEO and the other named executive officers identified in the Summary Compensation Table of this Proxy Statement (the “Covered Executives”); (v) certify year-end performance and determine annual incentive awards for the Covered Executives; (vi) evaluate the performance of the other executive officers and approve their base salaries; (vii) approve the aggregate amount for annual incentive awards; (viii) review performance targets and goals for annual incentive awards to other executives and approve the aggregate award pool for such executives; (ix) approve long-term compensation awards; (x) establish Chairman and CEO and key executive succession planning and review management development plans for key executives; and (xi) report to shareholders in the proxy statement on those matters required by SEC rules. The Compensation and Management Development Committee retains an independent compensation consultant to assist the Committee in carrying out its responsibilities, and the Committee annually assesses its own performance and effectiveness. The Compensation and Management Development Committee held four regular meetings and two telephonic meetings during fiscal 2005. Each regular meeting included an executive session with only non-management Directors and the Committee’s independent compensation consultant present. The report of the Compensation and Management Development Committee is included on page 16.

      The Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee acts under a written charter that has been approved by the Board of Directors and complies with NYSE corporate governance rules. The charter is posted on the PBG website at http://www.pbg.com under Investor Relations-Company Information-Corporate Governance and is available in print to any PBG shareholder upon request. The Nominating and Corporate Governance Committee’s primary responsibilities are to: (i) identify and recommend to the Board for election at the annual meeting of shareholders qualified candidates for Board membership; (ii) periodically review the appropriate skills and characteristics required of directors and develop criteria for selecting new Directors; (iii) in cooperation with the Compensation and Management Development Committee, advise the Board in its periodic evaluation of the performance of the Chairman and CEO;

(iv) periodically review and report to the Board regarding director compensation and benefits; (v) establish policies and procedures for receipt and consideration of director nominations by shareholders; (vi) review and recommend to the Board the appointment of Directors to Board Committees and the selection of the chairperson of each of the Committees; (vii) periodically review the Company’s Corporate Governance Principles and Practices and recommend to the Board any modifications that the Committee deems appropriate; (viii) periodically review the Company’s Director Independence Policy and recommend to the Board any modifications that the Committee deems appropriate; and (ix) report to shareholders in the proxy statement on those matters required by SEC rules. The Nominating and Corporate Governance Committee annually assesses the performance and effectiveness of the Board and its Committees. Based on the assessment, the Committee makes recommendations to the Board concerning composition, size, structure and activities of the Board and its Committees. The Nominating and Corporate Governance Committee held three regular meetings during fiscal 2005.

      In carrying out the Nominating and Corporate Governance Committee’s responsibility to identify and recommend to the Board qualified candidates for election as Director at the Annual Meeting of Shareholders, the Committee considers candidates suggested by its members, other Directors, senior management and shareholders, as necessary in anticipation of upcoming Director elections and other potential or expected Board vacancies. The Committee is also authorized, at the expense of the Company, to retain search firms to identify and assess potential candidates. The Committee provides guidance to search firms it retains about the particular qualifications the Board is seeking. Since late 2005, the Committee has been involved in an ongoing process, along with a professional search firm, to identify and evaluate potential director candidates.

      All director candidates, including those recommended by shareholders, are evaluated on the same basis. Candidates for director must possess the level of education, experience, sophistication and expertise required to perform the duties of a member of a board of directors of a public company of PBG’s size and scope. At a minimum, the Committee will consider (i) whether the recommended candidate is subject to a disqualifying factor as described in the PBG Director Independence Policy; (ii) the number of other boards and committees on which the individual serves; (iii) the extent of the individual’s experience in business, trade, finance or management; (iv) the extent of the individual’s knowledge of regional, national and international business affairs; (v) whether the individual possesses the overall judgment to advise and direct the Company in meeting its responsibilities to shareholders, customers, employees and the public; (vi) whether the individual provides the appropriate experience and expertise in light of the prevailing business conditions and the composition of the Board of Directors; and (vii) any other factors, including those set forth in the Corporate Governance Principles and Practices, relating to the ability and willingness of the individual to serve.

      Shareholders wishing to recommend a director candidate to the Chairperson of the Nominating and Corporate Governance Committee for its consideration should write to the Secretary, The Pepsi Bottling Group, Inc., One Pepsi Way, Somers, NY 10589. Recommendations must be received no later than December 1, 2006 to be considered for inclusion in the Proxy Statement for the 2007 Annual Meeting of Shareholders. All recommendations meeting the minimum requirements set forth in section 3 of the Corporate Governance Principles and Practices will be referred to the Chairperson of the Nominating and Corporate Governance Committee. Such letters of recommendation must include the address and number of shares owned by the nominating shareholder, the recommended individual’s name and address, and a description of the recommended individual’s background and qualifications. A signed statement from the recommended individual must accompany the letter of recommendation indicating that he or she consents to being considered as a candidate and that, if nominated by the Board of Directors and elected by the shareholders, he or she will serve as a Director of PBG.

      Directors’ Compensation. Management Directors do not receive additional compensation or benefits for serving on the Board of Directors. The compensation paid to our non-management Directors in 2005 is summarized in the following table:

	Annual Board		Committee			Total
Director	Retainer	Committee Chair	Meeting Fees(1)	Equity Grant(2)		Compensation

Linda G. Alvarado	$70,000	—	$13,500	$100,000		$183,500
Barry H. Beracha	$70,000	$15,000	$21,000	$100,000		$206,000
Ira D. Hall	$70,000	—	$19,500	$100,000		$189,500
Thomas H. Kean	$70,000	$10,000	$10,500	$100,000		$190,500
Susan D. Kronick	$70,000	$10,000	$21,000	$100,000		$201,000
Blythe J. McGarvie	$70,000	—	$21,000	$100,000		$191,000
Margaret D. Moore	$70,000	—	—	—		$70,000
John A. Quelch	$70,000	—	$10,500	$125,000	(3)	$205,500
Clay G. Small	$70,000	—	—	$100,000		$170,000

(1)	Each Independent Director serves on two committees of the Board. Each committee met between three and eight times during 2005, and each Independent Director received $1,500 for each committee meeting attended in 2005.

(2)	Consistent with the Directors compensation program, each Director was eligible to receive a stock option award with a face value of $300,000. Each Director had the opportunity to elect to convert the options into shares of PBG Common Stock at a ratio of three options to one share, and to retain or defer the receipt of such shares. The amount in the above table reflects the approximate fair value of the Director’s annual equity award. Ms. Alvarado and Messrs. Beracha, Kean and Small received their award in the form of stock options. Mr. Hall, Ms. Kronick, Ms. McGarvie and Mr. Quelch received their award in the form of shares or deferred phantom stock units. Ms. Moore waived receipt of her award.

(3)	Consistent with the Directors compensation program for new Directors, John A. Quelch received a one-time grant of $25,000 in restricted shares of PBG Common Stock upon joining the Board in January 2005. This award was in addition to the regular award discussed in note 2 above.

      Non-management Directors receive a one-time grant of $25,000 in restricted shares of PBG Common Stock upon joining the Board of Directors. This grant may be converted to phantom stock and deferred until the Director leaves the Board. In 2005, non-management Directors received an annual cash retainer of $70,000. Committee Chairs received an additional $10,000 annually for their service, with the exception of the Audit Committee Chair who received $15,000. Both the annual retainer and the Committee Chair retainer are paid quarterly, in cash. Committee members received fees of $1,500 for each formal meeting in which a Committee member participated (in person or by telephone). In 2005, non-management Directors also received a grant of options to purchase PBG Common Stock with a face value of $300,000. These options were granted at fair market value and may be exercised for up to ten years while a Director is serving on the Board (the full ten-year term also applies in the case of death or disability).

      In February 2006, the Board approved changes to the compensation program for non-management Directors. These changes were recommended by the Nominating and Corporate Governance Committee and the Board’s independent compensation consultant after a competitive review of non-management director compensation. The changes impact only the equity component of the program, which has been unchanged since 2003, and align with changes made to the executive long-term compensation program. Effective in 2006, non-management Directors’ annual equity grants will be comprised 50% of restricted stock units and 50% options. Each Director will receive a grant of restricted stock units (“RSUs”) with a value of $60,000 and a grant of stock options with a face value of $180,000. These awards will be immediately vested. The options are exercisable until the earlier of the tenth anniversary of the grant date or 5 years from the recipient’s termination of services as a Director (the full ten-year term also applies in the case of death or disability). The 2006 award of RSUs will be subject to a one-year mandatory deferral period.

      In addition, effective in 2006, non-management Directors will be subject to formal stock ownership guidelines. Non-management Directors will be required to own 6,000 shares of PBG Common Stock within five years of their election to the Board. This requirement may be met by shares owned or deferred under the Directors’ Stock Plan or through ownership of shares outside such Plan. Outstanding stock options will not count towards this requirement. Non-management Directors do not receive any other compensation except as described above, nor do they receive retirement, health or life insurance benefits. They are, however, eligible to participate in PBG’s charitable gift match program on the same basis as PBG employees. Under this program, certain charitable donations of up to an annual, aggregate maximum of $10,000 are matched on a one-for-one basis or, if the Director serves on the board of the recipient charitable institution, on a two-for-one basis.

OWNERSHIP OF PBG COMMON STOCK

      Section 16 Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, certain officers and persons who own more than ten percent of the outstanding Common Stock of the Company to file with the SEC reports of ownership and changes in ownership of the Capital Stock of the Company held by such persons. Officers, Directors and greater-than-ten percent shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to all of its reporting persons were complied with during fiscal 2005 except as follows: (i) in July 2005, PepsiCo, Inc., a greater-than-ten percent shareholder of the Company made a late filing on Form 4 with respect to the sale of 90,000 shares of the Company’s Common Stock; and (ii) in December 2005, as a result of a third-party administrative error, Steven M. Rapp, an executive officer of the Company, made a late filing on Form 4 with respect to two discretionary transactions reporting the aggregate disposition of 1,798 shares of the Company’s Common Stock. To the Company’s knowledge, all other transactions from 2005 have now been reported.

      Stock Ownership of Certain Beneficial Owners. Based on the most recent Schedule 13G filings, shareholders holding more than 5% of PBG Capital Stock as of February 15, 2006 are:

Name and Address		Number of Shares	Percent
of Beneficial Owner	Title of Class	Beneficially Owned	of Class

PepsiCo, Inc.(1)	Class B Common Stock	100,000	100%
700 Anderson Hill Road	Common Stock	98,411,358	41.5	% (3)
Purchase, NY 10577
Barclays Global Investors, NA and Affiliates(2)	Common Stock	24,272,241	10.2	% (3)
45 Fremont Street, 17th Floor
San Francisco, CA 94105

(1)	PepsiCo reported its beneficial ownership on an amended Schedule 13G filed with the SEC on February 14, 2006. The filing indicates that PepsiCo has sole voting power and sole dispositive power for 98,511,385 shares (for combined Class B Common Stock and Common Stock).

(2)	Barclays Global Investors, NA and Affiliates (“BGI”) reported its beneficial ownership on a Schedule 13G filed with the SEC on February 10, 2006. The filing indicates that BGI has sole voting power for 21,284,763 shares and sole dispositive power for 24,272,241 shares.

(3)	Percentages are calculated based upon the number of outstanding shares of PBG Common Stock as of February 15, 2006.

      Ownership of Common Stock by Directors and Executive Officers. The following table shows, as of February 15, 2006, the shares of PBG Common Stock beneficially owned by (i) each Director, (ii) each executive officer of the Company named in the Summary Compensation Table, and (iii) all Directors and executive officers as a group. Except as otherwise noted, each of the following persons has sole voting or investment power with respect to the shares of Common Stock beneficially owned by him or her.

Name of Individual or	Number of Shares		Deferral		Percent
Number of Persons in Group	Beneficially Owned		Plans(1)	Total	of Class

Linda G. Alvarado	92,268		6,998	99,266	(2)
Barry H. Beracha	84,816		0	84,816	(2)
Ira D. Hall	29,959		1,370	31,329	(2)
Thomas H. Kean	94,266		6,998	101,264	(2)
Susan D. Kronick	81,679		2,174	83,853	(2)
Blythe J. McGarvie	31,122		7,890	39,012	(2)
Margaret D. Moore	215,226	(3)	21,510	236,736	(2)
John A. Quelch	3,604		909	4,513	(2)
Clay G. Small	29,069	(3)	0	29,069	(2)
John T. Cahill	1,534,461	(4)	212,294	1,746,755	(2)
Eric J. Foss	761,636	(4)	26,128	787,764	(2)
Yiannis Petrides	361,240	(4)	0	361,240	(2)
Rogelio Rebolledo	136,083		0	136,083	(2)
Gary Wandschneider	478,272	(4)	28,993	507,265	(2)
All directors and all executive officers as a group (16 persons)	4,605,059	(4)	328,641	4,933,700	2.1%

(1)	Units denominated as PBG phantom stock under deferred compensation arrangements.

(2)	Ownership percentage is less than 1% of the total amount of PBG Common Stock outstanding as of February 15, 2006.

(3)	Ms. Moore and Mr. Small each disclaims any beneficial ownership that she or he may have in PepsiCo’s shares of PBG Capital Stock.

(4)	Includes shares of PBG Common Stock that the Company’s executive officers will have the right to acquire within 60 days of February 15, 2006 through the exercise of stock options as follows: John T. Cahill, 529,837 shares; Eric J. Foss, 210,392 shares; Yiannis Petrides, 129,655 shares; Gary Wandschneider, 121,888 shares; and all directors and executive officers as a group, 1,179,677 shares.

      Stock Ownership Guidelines. PBG’s stock ownership guidelines call for key senior executives to own PBG Common Stock (or deferral plan units) ranging from 15,000 shares for certain executives up to 175,000 shares for the Chairman and CEO. The stock ownership goal must be reached within five years of their election or appointment. Annual requirements equal to 20% of the total number of shares required must also be met during the five-year period. For 2005, 100% of PBG key senior executives met or exceeded their annual stock ownership guideline requirements. In February 2006, the Board amended PBG’s Corporate Governance Principles and Practices to include stock ownership guidelines for non-management Directors. The stock ownership guidelines call for non-management Directors to own 6,000 shares of PBG Common Stock within five years of their election to the Board. Outstanding stock options are not counted towards the satisfaction of the ownership guidelines for either executives or Directors.

EXECUTIVE COMPENSATION

      Summary of Cash and Certain Other Compensation. The following table provides information on compensation earned and equity-based awards granted for the years indicated by PBG to the Chief Executive Officer and the four other most highly compensated executive officers as of the end of the Company’s 2005 fiscal year in accordance with SEC rules. These five individuals are referred to in this proxy statement as the “named executive officers” or “Covered Executives”.

Summary Compensation Table

							Long-Term Compensation

							Awards			Payouts

	Annual Compensation								Securities
							Restricted		Under-
					Other Annual		Stock/Units		lying	LTIP	All Other
					Compensation		Awards		Options	Payouts	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)		($)		($)		(#)	($)	($)

John T. Cahill	2005	$984,135	$1,828,125	(1)	$52,228	(2)	$5,000,000	(3)	621,239	0	$8,589	(4)
Chairman and Chief	2004	871,154	1,531,250		48,065		0		444,915	0	8,362
Executive Officer	2003	817,692	515,630		58,534		1,500,000	(5)	526,596	0	8,141

Eric J. Foss(6)	2005	616,423	854,486		58,954	(2)	3,500,000	(7)	212,389	0	8,000	(8)
Chief Operating Officer	2004	536,000	753,200		39,864		0		182,373	0	8,200
	2003	515,000	262,510		39,482		1,500,000	(5)	223,404	0	6,923

Yiannis Petrides(9)	2005	573,483	390,211		260,176	(10)	2,000,000	(7)	126,018	0	0
President, Europe	2004	541,740	635,877		255,663		0		113,898	0	0
	2003	468,415	226,353		213,339		1,500,000	(5)	137,762	0	0

Rogelio Rebolledo	2005	550,000	433,630		404,550	(11)	0		0	0	0
President and Chief	2004	591,393	462,660		314,468		1,104,540	(12)	136,083	0	0
Executive Officer, PBG	2003
Mexico

Gary Wandschneider(13)	2005	443,750	465,847		41,510	(14)	2,000,000	(7)	120,354	0	44,041	(15)
Executive Vice	2004
President, Worldwide	2003
Operations

(1)	As discussed more thoroughly in the Compensation Committee Report on Executive Compensation on page 16, Mr. Cahill’s 2005 bonus reflects the performance of the Company in 2005, which significantly exceeded the targets established by the Compensation and Management Development Committee.

(2)	For each year shown, the total incremental cost to the Company of the executive’s perquisites and personal benefits was less than $50,000. While SEC regulations currently do not require disclosure of any perquisites and personal benefits where such total cost is less than $50,000, we have electively disclosed such amounts. In prior Proxy Statements, we electively disclosed only the incremental cost of certain perquisites and personal benefits. In the table above, we have enhanced our prior disclosure for 2004 and 2003 to include the total incremental cost to the Company of all perquisites and personal benefits. For each year, the amount shown includes (i) the total incremental cost to the Company of all perquisites and personal benefits provided to the executive (consisting of a car allowance, financial advisory services, personal use of corporate transportation and an annual physical), and (ii) the total amount paid to the executive to gross up his tax liability related to the car allowance, financial advisory services and annual physical. The executive’s personal use of corporate transportation is not grossed-up. For Mr. Cahill, the total cost of perquisites and personal benefits for 2005, 2004 and 2003 was $33,674, $31,902, and $36,176, respectively, and the total gross up amount for 2005, 2004 and 2003 was $18,554, $16,163 and $22,358, respectively. For Mr. Foss, the total cost of perquisites and personal benefits for 2005, 2004 and 2003 was $41,441, $25,425 and $25,125, respectively, and the total gross up amount for 2005, 2004 and 2003 was $17,513, $14,439 and $14,357, respectively

(3)	This amount reflects the dollar value of a special award of 179,598 performance-based restricted stock units (“RSUs”) granted to Mr. Cahill on October 7, 2005 by the Compensation and Management Development Committee in connection with the Company’s executive retention and succession planning objectives. The dollar value was calculated by multiplying the number of RSUs granted by the fair market value of PBG Common Stock on the grant date. Mr. Cahill is eligible to vest in the RSUs only if a 2006 earnings per share goal is achieved. If such goal is achieved, one-third of the RSUs will vest on each of December 31, 2006, December 31, 2007 and December 31, 2008, provided that Mr. Cahill is actively employed by PBG through each such date. RSUs that vest will be settled in an equal number of shares of PBG Common Stock, which must be deferred for a minimum of two years after vesting. During the vesting and deferral periods, with respect to the RSUs, Mr. Cahill will accrue amounts equal to the dividends that are declared and paid on PBG Common Stock. Such amounts will be paid only if, and at the same time, the underlying RSUs vest and are paid. The dollar value of the unvested RSUs as of the close of the 2005 fiscal year was $5,138,299 (determined by multiplying the number of RSUs by $28.61, the closing price of PBG Common Stock on December 30, 2005, the last trading day of PBG’s fiscal year).

(4)	This amount reflects (i) a standard PBG matching contribution in PBG Common Stock to the executive’s 401(k) account and (ii) $189 in imputed income, based on tables used for income imputation, attributable to the annual cost of life insurance coverage equal to that purchased under the following arrangement. In 2001, Mr. Cahill waived his right to a portion of his deferred compensation. In exchange, the Company made a loan to Mr. Cahill’s family trust to pay the premium on a life insurance policy on the life of Mr. Cahill and his spouse. The loan bears interest at a rate of 4.99%, which rate was established under IRS regulations, and the loan (with interest) will be repaid to the Company upon payment of the proceeds from the life insurance policy. Although the loan amount was greater than the amount of deferred compensation waived, the loan was determined to be cost neutral to the Company. Under the Sarbanes-Oxley Act of 2002, this loan may remain outstanding, so long as its terms are not materially modified.

(5)	This amount reflects a performance-based restricted stock award granted in 2003 that was scheduled to vest only if certain cumulative performance targets were achieved in fiscal years 2003, 2004 and 2005. The Compensation and Management Development Committee has certified that the cumulative performance targets were not achieved. Accordingly, the executive has forfeited the restricted shares reflected in the table. Upon forfeiture of the restricted shares, the accrued dividends payable with respect to such restricted shares were also forfeited. The amount set out in the table was calculated by multiplying the number of restricted shares granted to the executive by the fair market value of PBG Common Stock on March 1, 2003, the grant date. While the executive will not recognize any value from this award, SEC regulations require PBG to state the dollar value of the unvested restricted shares as of the close of the 2005 fiscal year, which was $1,826,176 (determined by multiplying the number of restricted shares awarded by $28.61, the closing price of PBG’s Common Stock on December 30, 2005, the last trading day of PBG’s fiscal year).

(6)	On September 5, 2005, Mr. Foss was promoted to Chief Operating Officer of the Company.

(7)	This amount reflects the dollar value of a special award of 125,718, 71,839 and 71,839 performance-based RSUs granted to Mr. Foss, Mr. Petrides and Mr. Wandschneider, respectively, on October 7, 2005 by the Compensation and Management Development Committee in connection with the Company’s executive retention and succession planning objectives. The dollar value was calculated by multiplying the number of RSUs granted by the fair market value of PBG Common Stock on the grant date. Each executive is eligible to vest in the RSUs only if a 2006 earnings per share goal is achieved. If such goal is achieved, the RSUs will vest on the fifth anniversary of the grant date, provided that the executive is actively employed by PBG through such date. Vested RSUs will be settled in an equal number of shares of PBG Common Stock. During the vesting period, with respect to the RSUs, the executive will accrue amounts equal to the dividends that are declared and paid on PBG Common Stock. Such amounts will be paid only if, and at the same time, the underlying RSUs vest and are paid. The dollar value of the unvested RSUs as of the close of the 2005 fiscal year was $3,596,792 for Mr. Foss and $2,055,314 for Messrs. Petrides and Wandschneider. These amounts were determined by multiplying the number of RSUs by $28.61, the closing price of PBG Common Stock on December 30, 2005, the last trading day of PBG’s fiscal year.

(8)	This amount reflects a standard Company matching contribution in PBG Common Stock to the executive’s 401(k) account.

(9)	Mr. Petrides’ compensation is paid in Euros. The values stated in this table are in U.S. dollars and are based on the average exchange rate of Euros to one U.S. dollar for the applicable year. The average exchange rate of Euros to one U.S. dollar was .804 in 2005, .805 in 2004 and .884 in 2003. A portion of Mr. Petrides’ increases in compensation for the years indicated is attributable solely to the changes in the average exchange rate.

(10)	For 2005, this amount includes (i) $242,458, which equals the total incremental cost to the Company of all perquisites and personal benefits provided to Mr. Petrides (consisting of housing costs of $169,597, a home leave allowance of $46,474 and a car allowance of $26,387), and (ii) $17,719 which equals the amount paid to gross-up Mr. Petrides for the tax liability related to the housing costs, home leave allowance and car allowance. For 2004 and 2003, this amount reflects (i) the incremental cost to the Company of providing the executive with expatriate perquisites, including housing costs of $169,562 in 2004 and $154,245 in 2003, and (ii) the total tax gross-up payment with respect to certain company provided perquisites and personal benefits.

(11)	For 2005, this amount includes (i) $311,075, which equals the total incremental cost to the Company of all perquisites and personal benefits provided to Mr. Rebolledo (consisting of $146,914 in personal security measures consistent with local practice in Mexico, club membership dues of $6,231 and $157,930 in annual allowances reflecting customary payments generally applicable to employees on assignment in a non-U.S. location) and (ii) $93,475, which equals the amount paid to gross up Mr. Rebolledo for the tax liability related to certain of these payments. For 2004, this amount includes (i) the incremental cost to the Company of providing the executive with expatriate perquisites, including $144,583 in annual allowances reflecting customary payments generally applicable to employees on assignment in a non-U.S. location; and (ii) the amount paid to gross up Mr. Rebolledo for the tax liability related to certain of these payments. The perquisites are valued locally in Mexico. The values reflected are in U.S. dollars and are based on the average exchange rate of Pesos to one U.S. dollar for the applicable year. The average exchange rate of Pesos to one U.S. dollar was 10.89 in 2005 and 11.289 in 2004.

(12)	This amount reflects the dollar value of a one-time award of 45,361 shares of restricted stock to Mr. Rebolledo on January 5, 2004 (the “Grant Date”) in connection with his becoming an employee of PBG. The amount was determined by multiplying the number of restricted shares by $24.35, the closing price of PBG’s Common Stock on the Grant Date. The value of this award at the close of PBG’s 2005 fiscal year was $1,297,778 (determined by multiplying the number of restricted shares awarded by $28.61, the closing price of PBG’s Common Stock on December 30, 2005, the last trading day of PBG’s fiscal year). These shares of restricted stock vested on December 31, 2005. During the vesting period, with respect to the shares of restricted stock, Mr. Rebolledo accrued amounts equal to the dividends that were declared and paid on PBG Common Stock. Mr. Rebolledo received these amounts contemporaneously with the vesting of the shares of restricted stock.

(13)	On September 5, 2005, Mr. Wandschneider became an executive officer of the Company.

(14)	This amount includes (i) $24,559, which equals the total incremental cost to the Company of all perquisites and personal benefits provided to Mr. Wandschneider (consisting of a car allowance and financial advisory services) and (ii) $16,951, which equals the amount paid to gross-up Mr. Wandschneider for the tax liability related to the car allowance and financial advisory services.

(15)	This amount includes (i) $8,400, a standard Company matching contribution in PBG Common Stock to the executive’s 401(k) account and (ii) $35,641 in preferential earnings earned by Mr. Wandschneider in 2005 on income previously deferred by Mr. Wandschneider. In order to earn a preferential return, Mr. Wandschneider elected a risk of forfeiture feature under which, if he terminated his employment prior to age 55, he would forfeit all of his deferred income invested in this option. This risk of forfeiture feature is no longer available under the Company’s deferred compensation program, but Mr. Wandschneider is one of a small number of executives who, based on their length of service with the Company, remains eligible to participate in this feature.

      Stock Option Grants. The following table presents information with respect to stock option grants that were made during the fiscal year ended December 31, 2005 to each of the named executive officers. All options granted by the Company in 2005 were non-qualified stock options, and no stock appreciation rights were granted in 2005.

Option Grants in Last Fiscal Year

	Individual Grants

		% of Total
	Number of	Options			Potential Realizable Value at
	Securities	Granted			Assumed Annual Rates of
	Under-	to	Exercise		Stock Price Appreciation
	lying	Employees	Or Base		For Option Term
	Options	In Fiscal	Price	Expiration
Name	Granted(#)	Year(1)	($/Sh)	Date	5%($)(2)	10%($)(2)

John T. Cahill	621,239 (3)	7.9%	$28.25	02/28/2015	$11,037,102	$27,970,183
Eric J. Foss	212,389 (3)	2.7%	28.25	02/28/2015	3,773,361	9,562,438
Yiannis Petrides	126,018 (3)	1.6%	28.25	02/28/2015	2,238,870	5,673,737
Rogelio Rebolledo	0 (4)	0%	0	—	0	0
Gary Wandschneider	120,354 (3)	1.5%	28.25	02/28/2015	2,138,242	5,418,725

(1)	Approximately 7.9 million options to purchase PBG Common Stock were granted primarily to key employees in 2005. This amount also included broad-based grants to non-executive employees.

(2)	The 5% and 10% rates of appreciation are based on a ten-year option term and were specified by the SEC. These rates are not intended to forecast future appreciation, if any, of PBG Common Stock.

(3)	Amounts reflect a standard annual stock option award that vests and becomes exercisable as follows: 25% on March 30, 2006; 25% on March 30, 2007; and 50% on March 30, 2008.

(4)	Mr. Rebolledo received a one-time, long-term incentive award in 2004 in connection with his appointment as President and Chief Executive Officer of PBG Mexico and was not eligible to receive the standard annual stock option award in 2005.

      Stock Option Exercises and Holdings. The following table presents information with respect to aggregate option exercises and option values as of December 30, 2005, the last trading day of the fiscal year.

Aggregated Option Exercises in Last Fiscal Year

and FY-End Option Values(1)

			Number of Securities
			Underlying Unexercised		Value of Unexercised In- the-
	Shares		Options at FY-End(#)		Money Options at FY-End($)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John T. Cahill	525,000	$9,357,971	992,550	1,684,889	$5,634,972	$4,420,428
Eric J. Foss	249,588	4,925,087	528,403	620,870	2,953,560	1,624,857
Yiannis Petrides	264,424	3,614,803	189,942	393,112	693,703	1,094,057
Rogelio Rebolledo	0	0	136,083	0	593,322	0
Gary Wandschneider	0	0	351,976	266,391	2,588,764	373,847

(1)	The closing price for a share of PBG Common Stock on December 30, 2005, the last trading day of PBG’s fiscal year, was $28.61.

      Pension Plan Table. The Company has adopted the PBG Salaried Employees Retirement Plan, the PBG Pension Equalization Plan and The PepsiCo International Retirement Plan. The annual benefits payable under these pension plans to employees with five or more years of service at age 65 are, for the first 10 years of credited service, 3% of the employee’s highest consecutive five-year average annual earnings plus an additional 1% of the employee’s highest consecutive five-year average annual earnings for each additional year of credited service over ten years, less .43% of final average earnings not to exceed Social Security covered compensation multiplied by years of service (not to exceed 35 years) in the case of the PBG Salaried Employees Retirement and Pension Equalization Plans. The PepsiCo International Retirement Plan is offset by any other pension benefit PBG has provided or contributed to on the employee’s behalf, including PBG contributions to local social security plans. Under PBG’s plans, when an executive retires at the normal retirement age (65), the approximate annual benefits payable after January 1, 2006, for the following pay classifications and years of service are expected to be:

	Years of Service

Remuneration	15	20	25	30	35

$250,000	$84,200	$95,600	$107,000	$118,400	$129,800
500,000	171,700	195,600	219,500	243,400	267,300
750,000	259,200	295,600	332,000	368,400	404,800
1,000,000	346,700	395,600	444,500	493,400	542,300
1,250,000	434,200	495,600	557,000	618,400	679,800
1,500,000	521,700	595,600	669,500	743,400	817,300
1,750,000	609,200	695,600	782,000	868,400	954,800
2,000,000	696,700	795,600	894,500	993,400	1,092,300
2,250,000	784,200	895,600	1,007,000	1,118,400	1,229,800
2,500,000	871,700	995,600	1,119,500	1,243,400	1,367,300

      The pay covered by the pension plans noted above is based on the salary and bonus shown in the Summary Compensation Table on page 11 for each of the named executive officers with the exception of Mr. Rebolledo who does not participate in any of the Company’s retirement plans. The years of credited service as of January 1, 2006 for these named executive officers with the exception of Mr. Rebolledo are as follows: 17 years for Mr. Cahill; 24 years for Mr. Foss; 18 years for Mr. Petrides; and 24 years for Mr. Wandschneider.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation and Management Development Committee (the “Committee”) has direct responsibility for all executive compensation and employee benefit programs and for the compensation paid to the Chief Executive Officer and the other executive officers who appear in the Summary Compensation Table on page 11 (the “Covered Executives”). The Committee, which is comprised solely of Independent Directors, operates pursuant to a written charter, which was revised in January 2004 and which is available at http://www.pbg.com under Investor Relations-Company Information-Corporate Governance.

      Compensation Philosophy and Programs. The Committee operates under a philosophy that is focused on developing executive compensation and benefit programs that achieve the following goals:

•	Attract, retain and motivate key talent whose performance is critical to the Company’s success;

•	Provide a strong link between compensation and both individual and Company performance;

•	Support Company objectives and shareholder interests; and

•	Ensure that the programs are appropriately competitive, as validated by independent, external advisors.

      The Committee implements this philosophy through executive compensation programs that drive both short-term and long-term Company performance and that provide key employees with fixed pay as well as variable, performance-based pay. We believe that our business leaders’ total compensation should be closely tied to the performance of the Company. Therefore, the percentage of total compensation that is performance-based increases in conjunction with the level of the executive. For the Chairman and CEO and the other Covered Executives, a substantial portion of their 2005 total target compensation was performance-based.

      PBG’s executive compensation programs include base salary (fixed, short-term pay), annual cash incentives (variable, short-term pay) and long-term incentives (variable, long-term pay), each as discussed below. Consistent with our philosophy, these programs were developed based on the following principles:

•	Attract, retain and motivate key talent by providing a total compensation package that is competitive within our industry, rewards executives for superior performance and provides financial consequences for below-market performance.

•	Align the interests of shareholders, the Company, and executives by placing particular emphasis on long-term stock based programs that foster a strong relationship between shareholder interests and executive compensation.

•	Develop programs that are (i) appropriate within our financial structure; and (ii) simple and straightforward so that executives have a clear understanding of the business results required to earn variable pay.

      In designing and administering these programs each year, the Committee annually examines short-term, long-term and total compensation levels for the Company’s executives against a peer group made up of at least 15 comparably sized companies from the consumer goods, bottling, retail and service industries. Peer group companies are generally world-class, industry leading companies with superior brands and/or products. Two of these companies (Coca-Cola Enterprises Inc. and PepsiAmericas, Inc.) are included in the Bottling Group Index described in the Performance Graph on page 24. The Committee believes that the peer group of companies reflects an appropriate labor market for the Company’s executives and generally targets compensation within the third quartile (between the 50th and 75th percentile) of this peer group.

      Base Salaries. In 2005, the Company’s executive salary structure was based on broad salary bands. Individual base salaries are determined based on a targeted pay level for each position within each salary band. Annual increases are based on individual performance, experience and responsibilities, and reflect the Company’s philosophy of paying for performance against underlying job accountabilities.

      Annual Cash Incentives. Executive officers are eligible to receive annual, performance-based cash incentives under the PBG 2005 Executive Incentive Compensation Plan (“EICP”), which was approved by shareholders in 2005. Shareholder approval of the EICP is required under Section 162(m) of the Internal Revenue Code in order to ensure that the Company may recognize a tax deduction with respect to the awards paid under the EICP.

      The EICP’s objectives are to support the attainment of PBG’s business and performance goals by placing a substantial percentage of each executive officer’s short-term pay at risk. In January 2005, in order to ensure deductibility of the awards under Section 162(m) of the Code, the Committee established a specific performance goal that had to be satisfied in order for any incentive award to be paid to a Covered Executive. The pre-established performance goal was based 100% on earnings per share (“EPS”) performance, and a specific maximum annual incentive award was established with respect to various EPS results. No payment was permitted to the Covered Executives if the minimum EPS goal was not met. The Committee also resolved to review performance against other quantitative and qualitative goals and, if appropriate, to utilize its negative discretion to determine the actual incentive paid to a Covered Executive in the event the minimum EPS goal was met. In all cases where the Committee utilizes such discretion, the actual incentive paid is less than the maximum amount permitted based on the level of EPS achieved.

      In February 2006, the Committee certified that the minimum EPS goal for 2005 was achieved and that each Covered Executive was eligible to receive the maximum annual incentive relative to the actual EPS result. The Committee then exercised its negative discretion to decrease the amount payable to each Covered Executive. In exercising this discretion with respect to the final awards, the Committee considered other quantitative factors, including volume, profit, and cash flow, as well as other qualitative factors. The award paid to each Covered Executive is indicated in the Bonus column of the Summary Compensation Table on page 11.

      Long-Term Incentives. The Company provides long-term incentives through its Long-Term Incentive Plans (collectively, the “LTIP”). In 2005, shareholders approved the amended and restated PBG 2004 Long-Term Incentive Plan which provides the Committee with the flexibility to award non-qualified stock options, performance units, incentive stock options, stock appreciation rights, and/or restricted share grants. The objective of the LTIP is to provide a long-term focus that links executive compensation to shareholder interests and to provide an appropriate balance to the short-term focus of the base salary and annual incentive aspects of the compensation programs. In 2005, individual grants to all executives were targeted within the third quartile of the peer group and determined based on an executive’s salary band and current base salary. In 2005, non-qualified stock options continued to be the primary long-term incentive vehicle of the Company.

      In March 2005, the Committee granted an award of stock options to each Covered Executive, other than Mr. Rebolledo (who is not eligible for such awards as discussed below). Consistent with the terms of the LTIP, these options were granted with an exercise price equal to the fair market value of PBG Common Stock on the grant date. The options will vest 25%, 25% and 50% on March 30th of 2006, 2007 and 2008, respectively, subject to the Covered Executive’s continued employment through the vesting date. This vesting schedule is identical to the schedule applicable to executives generally. The stock option awards to the Covered Executives are reflected in the Option Grants in Last Fiscal Year table on page 14.

      In addition, in October 2005, the Committee granted a special award of performance-based restricted stock units (“RSUs”) to each Covered Executive, other than Mr. Rebolledo, in connection with the Company’s executive retention and succession planning objectives. The RSUs will vest only if a pre-established 2006 EPS target, approved by the Committee, is met. In addition, provided the performance target is met, the RSUs will vest only if the Covered Executives remain continuously employed for a specified period of time. Messrs. Foss, Petrides and Wandschneider must remain continuously employed through the fifth anniversary of the grant date in order to vest in their RSUs. Mr. Cahill’s award is discussed below. The RSU awards to the Covered Executives are reflected in the Restricted Stock/ Units Awards column of the Summary Compensation Table on page 11.

      Following an extensive review in 2005 of the Company’s executive compensation program, the Committee approved a new long-term incentive program beginning in 2006. The Committee’s review was conducted with the assistance of its independent compensation consultant. For 2006, all long-term awards will be in the form of 50% stock options and 50% RSUs and, in all cases, vesting will be conditioned on continuous employment through the applicable vesting date. Stock options will vest over three years with generally one-third of the award vesting on each of the first three anniversaries of the grant date. The RSUs will vest 100% on the third anniversary of the grant date. Furthermore, RSUs granted to certain senior executives, including the Covered Executives, will vest only if a pre-established 2006 earnings per share target, approved by the Committee, is met.

      Individual Long-Term Incentives. In connection with Mr. Rebolledo becoming an employee of PBG, in January 2004, the Committee granted him a stock option award and a restricted stock award. As a result of these awards, Mr. Rebolledo was not eligible to receive any other award under the LTIP. These awards vested on December 31, 2005. Also in connection with his commencing employment with PBG, the Committee established a special three-year cash incentive for Mr. Rebolledo. Under this special incentive program, Mr. Rebolledo could earn a target award of $500,000 per year based on the achievement of specific performance targets established by the Committee each year for fiscal 2004, 2005 and 2006. The targets are based solely on the performance of the Company’s business in Mexico and are satisfied only through superior performance that is above the Company’s annual operating plan for Mexico. For 2004, the targets were not satisfied and there was no payout of a bonus. For 2005, if specific volume and cash flow targets were met, a bonus would be paid based on the achievement of certain profit and non-financial targets. In February 2006, the Committee determined that the volume and cash flow targets for 2005 had been satisfied. In determining the amount of the bonus payable for 2005, the Committee determined that the profit target had not been satisfied and that two of five non-financial targets had been achieved. As a result, the Committee approved a 2005 bonus of $50,000 payable to Mr. Rebolledo under this special incentive program. This amount is reflected in the Bonus column of the Summary Compensation Table on page 11.

      Stock Ownership Guidelines. The Committee has established stock ownership guidelines for the Company’s key senior executives. The guidelines call for key senior executives to own a fixed number of shares (or deferral plan units), ranging from 15,000 for certain executives up to 175,000 shares for the Chairman and CEO. Executives must meet or exceed the guidelines within five years of becoming a senior executive. During the five-year period, the executive must satisfy interim, annual targets equal to 20% of the total requirement. The Committee has determined that each Covered Executive has satisfied the target applicable to him.

      Other Benefits. The Covered Executives generally participate in the same pension (both qualified and non-qualified), 401(k), and health and welfare (including retiree medical) programs as are provided to other employees. Mr. Rebolledo is not eligible for any pension from the Company, and no executive has a special retirement arrangement.

      The Company maintains an Executive Income Deferral Program (the “Deferral Program”) through which executives, including the three Covered Executives paid in U.S. dollars, may elect to defer all or part of their base salaries and/or their annual cash incentives. Amounts properly deferred in accordance with the Deferral Program and applicable laws and regulations are recorded in an unfunded deferral account and credited with investment gains or losses based on the phantom investment options selected by the executive. Other than as discussed in footnote 14 to the

Summary Compensation Table on page 11, all of the investment options are market-based and are currently available to PBG employees through the Company’s 401(k) plan.

      Individual Agreements. As a matter of business philosophy and practice, the Company does not generally enter into individual employment agreements. No Covered Executive currently has an individual employment or golden parachute agreement entitling him to base salary, cash bonus, perquisites or new equity grants following termination of employment.

      2005 Compensation of the Chairman and Chief Executive Officer. As with the Company’s executive compensation programs generally, the Committee targets total compensation for the Chairman and CEO within the third quartile of the peer group companies. To this end, the Committee annually engages an external, independent compensation consultant to review total compensation within the peer group and to evaluate the Chairman and CEO’s compensation in light of the peer group data. The Committee has retained Frederic W. Cook & Co., Inc. to serve as its independent compensation consultant. The Committee deliberates the Chairman and CEO’s performance against pre-established quantitative and qualitative goals, and then refers to the peer group information, to determine each aspect of the Chairman and CEO’s compensation.

      Base Salary. In February 2005, Mr. Cahill received a base salary increase bringing his annual base salary to $975,000. This increase was determined with the assistance of the Committee’s independent compensation consultant and was based on a market review of Chairman and CEO positions identified in the Company’s peer group of companies.

      Annual Cash Incentive. Like other Covered Executives, Mr. Cahill receives no annual incentive if the minimum EPS goal established by the Committee is not met. If the Committee determines that the minimum EPS threshold is met, Mr. Cahill is eligible to receive the maximum award related to the actual EPS result. The Committee then determines the actual amount of Mr. Cahill’s annual incentive award, which may not exceed the maximum.

      Following its determination that the minimum EPS threshold was satisfied in 2005, the Committee reviewed Mr. Cahill’s performance during 2005 in light of several quantitative and qualitative factors. The quantitative factors considered by the Committee included performance against EPS, cash flow and worldwide volume targets. Specifically, the Committee noted an above-target increase in EPS, as well as strong cash flow results. The Committee also noted strong volume growth in the U.S. business that surpassed 2005 targets, exceptional volume growth in Europe and solid volume momentum in Mexico during the second half of 2005. These results led the Committee to conclude that the Company had performed well against volume targets. The qualitative factors considered by the Committee included the Company’s improvement of organizational capabilities in targeted business areas, development of plans to further its growth agenda, and continued progress towards a strengthened CEO succession plan. Following its review of all of these factors, the Committee awarded Mr. Cahill a bonus of $1,828,125. The Committee determined that this bonus reflected the performance of the Company in 2005, which significantly exceeded the targets established by the Committee.

      Long-Term Incentive. The Committee awarded Mr. Cahill 621,239 stock options under the LTIP for 2005. As validated by the Committee’s independent, external advisor, these awards are reflective of his performance, role and responsibilities and the Committee’s goal of targeting long-term compensation within the third quartile of the peer group companies. Mr. Cahill’s stock option award is subject to the same terms and conditions as the awards to other executives. The Committee also awarded Mr. Cahill a special grant of 179,598 performance – based RSUs in connection with the Company’s executive retention and succession planning objectives. Mr. Cahill’s RSU award vests 33% on December 31, 2006, 33% on December 31, 2007 and 34% on December 31, 2008 provided he is employed through each such vesting date and provided further that the performance-based vesting condition based on the achievement of a pre-established 2006 earnings per share target, approved by the Committee, has been met. In addition, no vested RSUs are payable until two years following the vesting date except in the event of disability or death.

Mr. Cahill’s awards are set out in the Restricted Stock/ Unit Awards column of the Summary Compensation Table on page 11 and the Option Grants in Last Fiscal Year Table on page 14.

      Other Benefits/ Perquisites. During 2005, Mr. Cahill participated in the same pension (both qualified and non-qualified), 401(k), and health and welfare programs as are provided to other employees. Based on Mr. Cahill’s service through December 31, 2005, the monthly value of a single life annuity (deferred vested benefit) payable to Mr. Cahill under the Company’s pension plans was approximately $13,700 commencing at age 55 or $36,994 commencing at age 65. Mr. Cahill also participates in the Deferral Program, under which Mr. Cahill has electively deferred a portion of his base salary and annual bonus for most of his 17 years with PepsiCo and PBG. Mr. Cahill’s account balance is based solely on his own contributions (plus earnings on those contributions) and is fully vested. As of December 31, 2005, Mr. Cahill’s account balance under the Deferral Program was $6,865,097, a substantial portion of which is invested in PBG phantom stock units. Mr. Cahill was also eligible for certain limited perquisites and personal benefits (consisting of a car allowance, financial advisory services, personal use of corporate transportation and an annual physical), which the Committee believes are reasonable. The aggregate value of these perquisites and personal benefits in 2005 was $33,674. As indicated in the Other Annual Compensation column of the Summary Compensation Table on page 11, the Company provided payment of Mr. Cahill’s tax liability incurred in connection with each of these perquisites other than personal use of corporate transportation.

      Individual Agreement. Mr. Cahill is not currently party to any employment or golden parachute agreement entitling him to base salary, cash bonus, perquisites or new equity grants following termination of employment.

      Impact of Internal Revenue Code Section 162(m). Section 162(m) of the Code limits the tax deduction for compensation in excess of one million dollars paid to the Covered Executives. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. The Committee believes the EICP and LTIP satisfy the requirements for exemption under Section 162(m). Payments made under these plans are generally expected to qualify as performance-based compensation and to constitute the majority of aggregate incentive payments for the Covered Executives. For 2005, the annual salary paid to Mr. Cahill and the other Covered Executives was in each case less than one million dollars. The 2005 annual incentives were all paid pursuant to the EICP and will, therefore, be deductible when paid, to the extent permitted by Section 162(m). The 2005 awards of restricted stock units and stock options made to the Covered Executives under the terms of the LTIP are exempt as performance-based compensation for purposes of calculating the one million-dollar limit. Due to the Company’s focus on performance-based compensation plans and continued deferral of compensation by certain executive officers, the Committee expects to continue to qualify most compensation paid to the group as tax deductible. In the case of annual salary paid to a Covered Executive in excess of one million dollars, the Committee may mandate the deferral of payment of such excess amount to the extent that such amount would not be deductible under Section 162(m) but for the deferral.

      Summary. The Committee believes that the compensation programs of the Company are well structured to encourage attainment of objectives and foster a shareholder perspective in management, in particular through employee stock ownership. The Committee believes that the awards made in 2005 were competitive and appropriate, and serve shareholders’ long-term interests.

Respectfully submitted,

The Compensation and Management Development Committee

Susan D. Kronick (Chairperson)	Ira D. Hall
Linda G. Alvarado	Thomas H. Kean
Barry H. Beracha	Blythe J. McGarvie
John A. Quelch

REPORT OF THE AUDIT AND AFFILIATED TRANSACTIONS COMMITTEE

      The Audit and Affiliated Transactions Committee (the “Committee”) of the Company’s Board of Directors is composed of four directors, Barry H. Beracha (Chairperson), Ira D. Hall, Susan D. Kronick and Blythe J. McGarvie, each of whom has been determined by the Board of Directors to be an Independent Director. The Committee operates under a written charter that was approved by the Board of Directors and complies with the NYSE corporate governance rules and applicable SEC rules and regulations. The charter is posted on the PBG website at http://www.pbg.com under Investor Relations-Company Information-Corporate Governance. The Committee appoints and evaluates the Company’s independent auditors.

      In late 2004, in accordance with sound corporate governance practices, the Committee issued a request for proposal with regard to the Company’s audit engagement (the “Audit RFP”). The Committee decided to issue the Audit RFP because it wanted the opportunity to review other auditing firms as prospective independent auditors for PBG and to consider the benefits and detriments of changing independent auditors. As a result of the Audit RFP, effective June 1, 2005, the Committee determined to terminate KPMG LLP as the Company’s independent auditors and to retain Deloitte & Touche LLP. References in this report to the independent auditors refer to KPMG LLP for the period from January 2005 through May 2005 and to Deloitte & Touche LLP from June 2005 through December 2005.

      Management is responsible for the Company’s disclosure controls, internal controls over financial reporting and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements (in accordance with the Standards of the Public Company Accounting Oversight Board (United States)), and of the effectiveness of the Company’s internal controls over financial reporting, and for issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

      During 2005 the Committee met and held discussions with the independent auditors for the Company, with and without management present. Management represented that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Committee reviewed and discussed the audited consolidated financial statements and the Company’s critical accounting policies with management and the independent auditors. For 2005, management completed the documentation, testing and evaluation of the Company’s internal controls over financial reporting in response to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Throughout the year, management kept the Committee apprised of the progress of its evaluation of internal controls and the Committee provided oversight of the evaluation process. At the end of the year, management issued a report on the effectiveness of the Company’s internal control over financial reporting. The Committee reviewed this report and discussed with management, the senior most internal auditor and the independent auditors the adequacy of the Company’s internal controls over financial reporting and disclosure controls. The Committee also discussed with the independent auditors matters required to be discussed by Securities & Exchange Commission Rule 2-07 of Regulation S-X (“SEC Rule 2-07”) and Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Committee evaluated the independent auditors’ performance, including a review of D&T’s internal quality-control procedures report.

      The independent auditors also provided the Committee with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), including a letter from the independent auditors confirming its independence. The Committee discussed with the independent auditors that firm’s independence from management and the Company.

      The Committee maintains a policy requiring pre-approval by the Committee or its Chairperson of audit, audit-related, tax and other services performed by the independent auditors for the Company. The Committee has determined that the provision of all non-audit, audit-related and tax services performed for the Company by the independent auditors is compatible with maintaining that firm’s independence. The Committee also maintains a policy that restricts the Company’s hiring of employees and former employees of the Company’s independent auditors. Additionally, the Committee established procedures for it to receive, retain and respond to complaints regarding accounting, internal accounting controls and auditing matters, as well as for confidential, anonymous submission by employees of concerns related to questionable accounting or auditing matters.

      Based on reviews and discussions of the audited financial statements with management and the independent auditors and discussions with the independent auditors regarding matters required by SEC Rule 2-07 and Statement on Auditing Standards No. 61, a review of required written disclosures from the independent auditors required by Independence Standards Board Standard No. 1, and a discussion of the independent auditors’ independence, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2005 to be filed with the SEC.

Respectfully submitted,

The Audit and Affiliated Transactions Committee

Barry H. Beracha (Chairperson)
Ira D. Hall
Susan D. Kronick
Blythe J. McGarvie

INDEPENDENT AUDITORS FEES

      During 2005, KPMG LLP served as the Company’s independent auditors from January 2005 through May 2005 and Deloitte & Touche LLP served as the Company’s independent auditors from June 2005 through December 2005. In addition to retaining independent auditors to audit our consolidated financial statements for 2005, the Company and its affiliates retained KPMG LLP, Deloitte & Touche LLP, as well as other accounting firms to provide various services in 2005. The aggregate fees billed for professional services by KPMG LLP and Deloitte & Touche LLP in 2005 and by KPMG LLP in 2004 were as follows:

Audit and Non-Audit Fees

(in millions)

	2005			2004

	Deloitte & Touche LLP	KPMG LLP	Total	KPMG LLP

Audit Fees(1)	$4.4	$0.7	$5.1	$5.4
Audit-Related Fees(2)	$0.0	$0.0	$0.0	$0.1
Tax Fees(3)	$0.0	$0.1	$0.1	$0.2
All Other Fees	$0.0	$0.0	$0.0	$0.0
Total	$4.4	$0.8	$5.2	$5.7

(1)	Represents fees for the audit of PBG’s consolidated financial statements, audit of internal controls, the reviews of interim financial statements included in PBG’s Forms 10-Q and all statutory audits.

(2)	Represents fees primarily related to audits of employee benefit plans and other audit related services.

(3)	Represents fees related primarily to assistance with tax compliance matters.

      Pre-Approval Policies and Procedures. The Company has a policy that defines audit, audit-related, tax and other services to be provided to the Company by the Company’s independent auditors (“Auditor Services”) and requires such Auditor Services to be pre-approved by the Audit and Affiliated Transactions Committee. In accordance with the Company’s policy and applicable SEC rules and regulations, the Committee or its Chairperson pre-approves Auditor Services provided to the Company. Pre-approval is detailed as to the particular service or category of services. If Auditor Services are required prior to a regularly scheduled Committee meeting, the Committee Chairperson is authorized to approve such services, provided that they are consistent with the Company’s policy and applicable SEC rules and regulations, and that the full Committee is advised of such services at the next regularly scheduled Committee meeting. The independent auditors and management periodically report to the Committee regarding the extent of Auditor Services provided by the independent auditors in accordance with this pre-approval, and the fees for the Auditor Services performed to date.

PERFORMANCE GRAPH

      The following performance graph compares the cumulative total return of the Company’s Common Stock to the S&P 500 Stock Index and to an index of peer companies selected by the Company (the “Bottling Group Index”). The Bottling Group Index consists of Coca-Cola Amatil Limited, Coca-Cola Bottling Co. Consolidated, Coca-Cola Enterprises Inc., Coca-Cola FEMSA ADRs and PepsiAmericas, Inc. The graph assumes the return on $100 invested on December 29, 2000 to December 30, 2005, the last day of the Company’s fiscal year. The returns of each member of the Bottling Group Index are weighted according to each member’s stock market capitalization as of the beginning of the period measured and includes the subsequent reinvestment of dividends on a quarterly basis.

	Year Ended

	2000	2001	2002	2003	2004	2005

PBG*	100	120	128	120	137	147
Bottling Group Index	100	102	107	127	144	146
S & P 500 Index	100	89	68	87	98	103

*	The closing price for a share of PBG Common Stock on December 30, 2005, the last trading day of PBG’s fiscal year, was $28.61.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Stock Ownership and Director Relationships with PepsiCo. PBG was initially incorporated in January 1999 as a wholly owned subsidiary of PepsiCo to effect the separation of most of PepsiCo’s company-owned bottling businesses. PBG became a publicly traded company on March 31, 1999. As of February 15, 2006, PepsiCo’s ownership represented 41.5% of the outstanding Common Stock and 100% of the outstanding Class B Common Stock, together representing 47.1% of the voting power of all classes of PBG’s voting stock. PepsiCo also owns approximately 6.7% of the equity of Bottling Group, LLC, PBG’s principal operating subsidiary. In addition, Margaret D. Moore, one of our Directors, is an executive officer of PepsiCo.

      Agreements and Transactions with PepsiCo and Affiliates. PBG and PepsiCo (and certain of its affiliates) have entered into transactions and agreements with one another, incident to their respective businesses, and PBG and PepsiCo are expected to enter into material transactions and agreements from time to time in the future. As used in this section, “PBG” includes the Company and its subsidiaries.

      Material agreements and transactions between PBG and PepsiCo (and certain of its affiliates) during 2005 are described below.

      Beverage Agreements and Purchases of Concentrates and Finished Products. PBG purchases concentrates from PepsiCo and manufactures, packages, distributes and sells carbonated and non-carbonated beverages under license agreements with PepsiCo. These agreements give PBG the right to manufacture, sell and distribute beverage products of PepsiCo in both bottles and cans and fountain syrup in specified territories. The agreements also provide PepsiCo with the ability to set prices of such concentrates, as well as the terms of payment and other terms and conditions under which PBG purchases such concentrates. In addition, PBG bottles water under the Aquafina trademark pursuant to an agreement with PepsiCo, which provides for the payment of a royalty fee to PepsiCo. In certain instances, PBG purchases finished beverage products from PepsiCo. During 2005, total payments by PBG to PepsiCo for concentrates, royalties and finished beverage products were approximately $2.6 billion.

      Transactions with Joint Ventures in which PepsiCo holds an equity interest. PBG purchases tea concentrate and finished beverage products from the Pepsi/ Lipton Tea Partnership, a joint venture of Pepsi-Cola North America, a division of PepsiCo, and Lipton (the “Partnership”). During 2005, total amounts paid or payable to PepsiCo for the benefit of the Partnership were approximately $147 million.

      PBG purchases finished beverage products from the North American Coffee Partnership, a joint venture of Pepsi-Cola North America and Starbucks. During 2005, amounts paid or payable to the North American Coffee Partnership by PBG were approximately $225 million.

      Under tax sharing arrangements we have with PepsiCo and PepsiCo joint ventures, we received approximately $3 million in tax related benefits in 2005.

      Purchase of Snack Food Products from Frito-Lay, Inc. PBG purchases snack food products from Frito-Lay, Inc., a subsidiary of PepsiCo, for sale and distribution through Russia. In 2005, amounts paid or payable by PBG to Frito-Lay, Inc. were approximately $144 million.

      Shared Services. PepsiCo provides various services to PBG pursuant to a shared services agreement and other arrangements, including information technology maintenance and the procurement of raw materials. During 2005, amounts paid or payable to PepsiCo for these services totaled approximately $69 million.

      Pursuant to the shared services agreement and other arrangements, PBG provides various services to PepsiCo, including employee benefit, credit and collection, international tax and accounting services. During 2005, payments to PBG from PepsiCo for these services totaled approximately $4 million.

      Rental Payments. Amounts paid or payable by PepsiCo to PBG for rental of office space at certain PBG facilities were approximately $4 million in 2005.

      National Fountain Services. PBG provides certain manufacturing, delivery and equipment maintenance services to PepsiCo’s national fountain customers in specified territories. In 2005, net amounts paid or payable by PepsiCo to PBG for these services were approximately $183 million.

      Bottler Incentives. PepsiCo provides PBG with marketing support in the form of bottler incentives. The level of this support is negotiated annually and can be increased or decreased at the discretion of PepsiCo. These bottler incentives are intended to cover a variety of programs and initiatives, including direct marketplace support (including point-of-sale materials) and advertising support. For 2005, total bottler incentives received from PepsiCo, including media costs shared by PepsiCo, were approximately $688 million.

      Bottling Group, LLC Distribution. PepsiCo has approximately a 6.7% ownership interest in Bottling Group, LLC, our principal operating subsidiary. In accordance with Bottling Group, LLC’s Limited Liability Company Agreement, PepsiCo received a $12 million distribution from Bottling Group, LLC in 2005.

      Relationships and Transactions with Management and Others. Linda G. Alvarado, a member of PBG’s Board of Directors, together with certain of her family members own interests in YUM Brands franchise restaurant companies that purchase beverage products from PBG. In 2005, the total amount of these purchases was approximately $320,000.

RATIFICATION OF INDEPENDENT AUDITORS

(Item 2 on Proxy Card)

      Pursuant to its charter, the Audit and Affiliated Transactions Committee has the sole, discretionary authority to appoint, retain and terminate the Company’s independent auditors. KPMG LLP had been PBG’s independent auditors since PBG became a public company in 1999. In late 2004, the Committee determined, in accordance with sound corporate governance practices, that it would issue a request for proposal with regard to the Company’s audit engagement (the “Audit RFP”). The Committee decided to issue the Audit RFP because it wanted the opportunity to review other auditing firms as prospective independent auditors for PBG and to consider the benefits and detriments of changing independent auditors.

      As a result of the Audit RFP, effective June 1, 2005, the Committee determined to terminate KPMG LLP as the Company’s independent auditors and to appoint Deloitte & Touche LLP to serve as PBG’s independent auditors for fiscal 2005. In March 2006, the Committee appointed Deloitte & Touche LLP, subject to shareholder ratification, to serve as PBG’s independent auditors for fiscal 2006. Representatives of Deloitte & Touche LLP will be available to answer questions at the Annual Meeting and are free to make statements during the Meeting.

      The Board of Directors recommends that shareholders vote FOR the ratification of Deloitte & Touche LLP as PBG’s independent auditors for fiscal 2006.

OTHER MATTERS

      As of the mailing date of this Proxy Statement, the Board of Directors knows of no other matters to be brought before the Annual Meeting. If matters other than the ones listed in this Proxy Statement arise at the Annual Meeting, the persons named in the proxy will vote the shares represented by the proxy according to their judgment.

CONFIDENTIALITY OF PROXIES

      PBG’s policy is that proxies identifying individual shareholders are private except as necessary to determine compliance with law, or assert or defend legal claims, or in a contested proxy solicitation, or in the event that a shareholder makes a written comment on a proxy card or an attachment to it. PBG retains an independent organization to tabulate shareholder votes and certify voting results.

YEAR 2007 SHAREHOLDERS’ PROPOSALS

      PBG welcomes comments or suggestions from its shareholders. If a shareholder wants to have a proposal formally considered, including recommendations for Director, at the 2007 Annual Shareholders’ Meeting, and included in the Proxy Statement for that meeting, PBG must receive the proposal in writing on or before December 1, 2006. Please see CORPORATE GOVERNANCE-Committees of the Board of Directors-The Nominating and Corporate Governance Committee for a description of the procedures to be followed for shareholder recommendations for Director. Proposals should be sent to the Secretary of The Pepsi Bottling Group, Inc. at One Pepsi Way, Somers, New York, 10589. If a proposal is received by February 13, 2007, PBG may include it in the Proxy Statement and, if it does, may use its discretionary authority to vote on the proposal. For proposals that are not submitted by February 13, 2007, PBG may use its discretionary voting authority when the proposal is raised at the 2007 Annual Meeting, without inclusion of the proposal in its Proxy Statement.

GENERAL

      PBG will pay the costs of preparing, assembling and mailing this Proxy Statement and the costs relating to the Annual Meeting. In addition to the solicitation of proxies by mail, PBG intends to ask brokers and bank nominees to solicit proxies from their principals and will pay the brokers and bank nominees their expenses for such solicitation.

      To be sure that we have the necessary quorum to hold the Annual Meeting, PBG has hired the firm of Morrow & Co., Inc. to help in soliciting proxies by mail, telephone and personal interview for fees estimated at approximately $8,500.

      Employees of PBG may also solicit proxies. They will not receive any additional compensation for such solicitation.

      The Annual Report to Shareholders for 2005, including our consolidated financial statements, was mailed with this Proxy Statement or was previously delivered to shareholders and is not part of the material for the solicitation of proxies. To reduce postage costs, we sent materials at bulk mail rates. If you have not received the Annual Report by the time you receive your Proxy Statement, please write or call PBG’s Vice President of Investor Relations, at The Pepsi Bottling Group, Inc., One Pepsi Way, Somers, NY 10589 or (914) 767-7216.

      Please complete, sign, and date the enclosed proxy card and mail it promptly in the enclosed postage-paid envelope. The enclosed proxy card can be revoked at anytime before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

By Order of the Board of Directors,

Steven M. Rapp
Secretary

APPENDIX A

THE PEPSI BOTTLING GROUP, INC.

DIRECTOR INDEPENDENCE POLICY

(Revised as of January 28, 2005)

      1. Independent directors must comprise a majority of the Board of Directors (the “Board”) of The Pepsi Bottling Group, Inc. (the “Company”). In addition, each of the Audit and Affiliated Transactions Committee, the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee must be composed entirely of independent directors.

      2. An independent director is one who has no direct or indirect material relationship with the Company. A material relationship is one that would interfere with the director’s exercise of his or her independent judgment governing the affairs of the Company.

      3. A director will not be considered independent if the director:

A. Is employed by the Company;

B. Receives more than $100,000 during any twelve-month period in direct compensation from the Company (other than director fees, compensation received for former service as an interim Chairman, CEO or other executive officer, pension or deferred compensation for prior service or amounts contributed under the Company’s matching gift program);

C. (i) Is a partner or employee of the internal or external auditor of the Company (the “Auditor”); or (ii) was a partner or employee of the Auditor and personally worked on the Company’s audit within the last three years;

D. Is employed as an executive officer by another company where a present executive officer of the Company serves concurrently on that other company’s compensation committee; or

E. Is a current employee of a company that has made payments to, or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of the other company’s consolidated gross revenues during the completed fiscal year of such payments.

      4. A director will not be considered independent if an immediate family member (i.e. spouse, parents, children, siblings, mothers and fathers-in-law, daughters and sons-in-law, sisters and brothers-in-law) and anyone (other than domestic employees) who shares the director’s home:

A. Is an executive officer of the Company;

B. Receives more than $100,000 during any twelve month period in direct compensation from the Company (other than director fees, compensation received as a non-executive officer, compensation received for former service as an interim Chairman, CEO or other executive officer, pension or deferred compensation for prior service or amounts contributed under the Company’s matching gift program);

C. (i) Is a partner of the Auditor, (ii) is an employee of the Auditor and participates in the Auditor’s audit, assurance or tax compliance practice; or (iii) was a partner or employee of the Auditor and personally worked on the Company’s audit within the last three years;

D. Is employed as an executive officer by another company where a present executive officer of the Company serves concurrently on that other company’s compensation committee; or

E. Is a current executive officer of a company that has made payments to, or received payments from the Company for property or services in an amount which, in any of the last

A-1

three fiscal years, exceeds the greater of $1 million, or 2% of the other company’s consolidated gross revenues during the completed fiscal year of such payments.

      A three-year “look back” period will apply to the standards set forth in sections 3 and 4. A director will not be considered to be independent until three years after the material relationship described above ceases to exist.

      5. The members of the Audit Committee will meet the following additional requirements:

A. The director may not receive, directly or indirectly, any consulting, advisory or other compensatory fees from the Company (other than director fees, pension or deferred compensation for prior services, or ordinary compensation paid in a business relationship that the Board has already determined is immaterial); and

B. The director may not be an “affiliated person” of the Company or its subsidiaries as that term is defined by the Securities and Exchange Commission.

      6. In making a determination regarding a director’s independence, the Board will consider all relevant facts and circumstances, including the director’s commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board determines are appropriate.

A-2

THE PEPSI BOTTLING GROUP, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
MAY 24, 2006
THIS PROXY IS SOLICITED ON BEHALF OF
THE PEPSI BOTTLING GROUP, INC.’S BOARD OF DIRECTORS
     The undersigned hereby appoints John T. Cahill, Steven M. Rapp and David Yawman, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of The Pepsi Bottling Group, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of The Pepsi Bottling Group, Inc., in Somers, New York, on Wednesday, May 24, 2006 at 10:00 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment thereof.
YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
(Continued and to be signed on other side)

THE PEPSI BOTTLING GROUP, INC.
P.O. BOX 11425
NEW YORK, N.Y. 10203-0425

[PBG LOGO]
The Pepsi Bottling Group, Inc.
March 31, 2006
Your proxy card is attached below.
Please read the enclosed Proxy Statement, then vote and return the card at your earliest convenience.
* FOLD AND DETACH HERE *

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.
Where no voting instructions are given, the shares represented by this Proxy will be VOTED FOR Items 1 AND 2.
Vote on Directors
1.	Election of Directors: Nominees Linda G. Alvarado, Barry H. Beracha, John T. Cahill, Ira D. Hall, Thomas H. Kean, Susan D. Kronick, Blythe J. McGarvie, Margaret D. Moore, John A. Quelch, Rogelio Rebolledo and Clay G. Small

FOR all nominees ☐	WITHHOLD AUTHORITY ☐	EXCEPTIONS ☐
to vote for all nominees

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “EXCEPTIONS” box and write that nominee’s name in the space provided below.)
*Exceptions

Vote on Proposal
2.	Ratify the appointment by the Audit and Affiliated Transactions Committee of Deloitte & Touche LLP as the Company’s independent auditors to audit the Company’s financial statements for 2006

FOR ☐	AGAINST ☐	ABSTAIN ☐
If other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

Change of Address and/	I PLAN TO ATTEND ANNUAL MEETING. If you
or Comments Mark Here ☐	check this box to the right an admission
card will be sent to you. ☐
Receipt is hereby acknowledged of The Pepsi Bottling Group, Inc. Notice of Meeting and Proxy Statement.
IMPORTANT: Please sign exactly as your name or names appear on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.

Dated:		, 2006

Signature

Signature

(Please sign, date and return this	Votes MUST be indicated
proxy card in the enclosed envelope.)	in black or blue ink. ☑

Please Detach Here
* You Must Detach This Portion of the Proxy Card *
Before Returning it in the Enclosed Envelope
Directions to The Pepsi Bottling Group, Inc.
Somers, New York

MAPS

DIRECTIONS BY CAR
The Pepsi Bottling Group’s Headquarters is located at the Intersection of Rt. 35 and Rt. 100 in Somers, New York. The headquarters has two entrances, one on Rt. 35 approximately 500 yards East of the intersection of Rt. 35 and Rt. 100 and the second on Rt. 100 approximately 100 yards North of the Intersection of Rt. 35 and Rt. 100.
FROM I-684
If you are using I-684 (either North or South) take exit #6 (Katonah-Cross River, Rt. 35) Take Rt. 35 West for approximately two miles. Entrance is on Rt. 35 approximately 500 yards East of the intersection of Rt. 35 and Rt. 100.
FROM MANHATTAN — WEST SIDE
West Side Highway/Henry Hudson Parkway to Saw Mill River Parkway. Saw Mill River Parkway merges with I-684 at exit #6. Take exit #6 and follow directions above.
FROM MANHATTAN — EAST SIDE
FDR Drive to I-87 Major Deegan North to Saw Mill River Parkway and follow directions above.
FROM BRONX — EAST SIDE
Hutchinson River Parkway North to I-684 (Brewster) North and follow directions above.
FROM BROOKLYN AND J.F.K. AIRPORT
Van Wyck Expressway (676) to the Bronx Whitestone Bridge to Hutchinson River Parkway North, Take I-684 (Brewster) North and follow directions above.
FROM LAGUARDIA AIRPORT
Grand Central Parkway East. Exit Whitestone Expressway. Cross the Whitestone Bridge North to Hutchinson River Parkway to I-684 (Brewster) North and follow directions above.
FROM LONG ISLAND AND QUEENS
Long Island Expressway or the Grand Central Parkway to the Cross Island Parkway. Cross Island Parkway West to the Throgs Neck Bridge. Cross the Bridge North and travel North on New England Thruway (Route 95) to Cross Westchester (I-287) to (I-684) North and follow directions above.

FROM WEST OF HUDSON RIVER-TAPPAN ZEE BRIDGE
Cross Tappan Zee Bridge South. Follow Cross Westchester (I-287) to I-684 (Brewster) North and follow directions above.
FROM CONNECTICUT-MERRITT PARKWAY
Take the Merritt Parkway South, which becomes the Hutchinson River Parkway to I-684 (Brewster) North and follow directions above.
NEW ENGLAND THRUWAY
Follow the New England Thruway to Exit for Cross Westchester Expressway Westbound to Exit 9 North, Hutchinson River Parkway to I-684 (Brewster) North and follow directions above.
FROM CONNECTICUT - RT. 35
Heading West on Rt. 35 from the Connecticut/New York line (Ridgefield, CT.), proceed on Rt. 35 past the intersection of I-684 and follow directions above.